Exhibit 10.17

Summary of Compensation Arrangements for Executive Officers

The following table discloses compensation received during the three fiscal years ended December 31, 2003-2005 by Mr. McKinnish, the Company’s Chief Executive Officer, and by each of the four remaining most highly paid executive officers who served as executive officers during 2005:

				Long-Term Compensation Awards
Name and		Annual compensation (1)		Restricted Stock	Securities Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)	Award(s) ($) (4)	Options (#)	Compensation($) (2)

Stephen P. Munn	2005	$525,000	$225,000	—	10,000	$9,333
Chairman	2004	480,000	100,000	—	5,000	8,667
	2003	480,000	—	—	—	9,333

Richmond D. McKinnish	2005	$850,000	$1,100,000	$641,800	70,000	$9,333
President and Chief	2004	800,000	850,000	—	100,000	10,667
Executive Officer	2003	725,000	800,000	—	100,000	9,333

John W. Altmeyer (3)	2005	$402,300	$600,000	$64,180	15,000	$8,400
Group President,	2004	330,000	360,000	99,872	10,000	8,200
Construction Materials	2003	300,000	275,000	244,280	12,000	8,000

Barry Littrell (3)	2005	$343,125	$170,000	$64,180	10,000	$9,333
Group President, Industrial	2004	330,000	170,000	99,872	10,000	8,667
Components	2003	295,000	210,000	274,815	8,000	8,000

Carol P. Lowe (5)	2005	$250,000	$250,000	$64,180	8,000	$9,333
Vice President and	2004	188,333	200,000	91,665	12,000	8,667
Chief Financial Officer	2003	137,800	75,000	—	2,000	7,512

(1)          Includes amounts earned in fiscal year.

(2)          Includes only contributions by the Company to the Company 401(k) plan.

(3)          Messrs. Altmeyer and Littrell were appointed Group President, Construction Materials and Group President, Industrial Components, respectively, on November 2, 2005.

(4)          Mr. McKinnish holds 10,000 restricted Shares which are valued at $691,500 on December 31, 2005. Mr. Altmeyer holds 6,750 restricted Shares which are valued at $466,763 on December 31, 2005. Mr. Littrell holds 7,250 restricted Shares which are valued at $501,338 on December 31, 2005. Mrs. Lowe holds 2,500  restricted Shares which are valued at $172,875 on December 31, 2005. During the period these Shares remain restricted, Messrs. McKinnish, Altmeyer, Littrell and Mrs. Lowe will receive any dividends declared on such Shares.

(5)          Mrs. Lowe was appointed Vice President and Chief Financial Officer effective May 6, 2004.

In addition, at its February 8, 2006 meeting, the Compensation Committee approved the following annual salaries for 2006 for the named executive officers:  (i) Stephen P. Munn - $525,000, (ii) Richmond D. McKinnish - $900,000, (iii) John W. Altmeyer - $475,000, (iv) Barry Littrell - $425,000, and (v) Carol P. Lowe - $300,000. The Compensation Committee also awarded the named executive officers options to acquire shares of the Company’s common stock (the “Shares”) and restricted Shares as follows: (i) Stephen P. Munn – 10,000 options, (ii) Richmond D. McKinnish – 70,000 options and 10,000 restricted Shares, (iii) John W. Altmeyer – 20,000 options and 1,000 restricted Shares, (iv) Barry Littrell – 12,000 options and 1,000 restricted Shares, and (v) Carol P. Lowe – 10,000 options and 1,000 restricted Shares. The options were awarded at an option price of $68.86, which was equal to the closing market price of the Shares on the date of grant. All options expire ten (10) years following the date of grant. Each restricted Share was valued at $68.86, which was equal to the closing market price of the Share on the date of grant. The restricted Shares vest on December 31, 2008. During the period the Shares remain restricted, and Mrs. Lowe and Messrs. McKinnish, Altmeyer and Littrell will receive any dividend declared on such Shares.

The pension plans of the Company and its subsidiaries provide defined benefits including a cash balance formula whereby participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants’ cash balance accounts. The allocation percentage ranges from 2% to 7% and is determined on the basis of each participant’s years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year (with a minimum of 4.00%). The interest rate for the plan year ending December 31, 2005 was 4.00%. Compensation covered by the pension plan of the Company and its subsidiaries includes total cash remuneration in the form of salaries and bonuses, including amounts deferred under Sections 401(k) and 125 of the Internal Revenue Code of 1986, as amended (the “Code”).

The annual annuity benefit payable starting at normal retirement age (age 65 with five years of service) as accrued through December 31, 2005 under the pension plans of the Company and its subsidiaries for the executives named in the Summary Compensation table were as follows:  Mr. Munn, $400,000; Mr. McKinnish, $542,011; Mr. Altmeyer, $53,573; Mr. Littrell, $21,902, and Mrs. Lowe, $7,150;

Section 401(a)(17) of the Code currently places a limit of $210,000 on the amount of annual compensation covered under a qualified pension plan such as the one maintained by the Company (the “Retirement Plan”). Under an unfunded supplemental pension plan maintained by the Company, the Company will make payments as permitted by the Code to plan participants in an amount equal to the difference, if any, between the benefits that would have been payable under the Retirement Plan without regard to the limitations imposed by the Code and the actual benefits payable under the Retirement Plan as so limited.

Each named executive officer participates in the Company’s executive severance program providing for benefits in the event of a “change of control” (defined generally as an acquisition of twenty percent (20%) or more of the outstanding voting shares of the Company or a change in the majority of the Company’s Board of Directors). In the event of a termination of the named executive officer’s employment within three (3) years of a “change in control,” the officer is entitled to three (3) years’ compensation, including bonus, retirement benefits equal to the benefits the officer would have received had the officer completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits for three years, and relocation assistance. A copy of the Company’s form Executive Severance Agreement is on file as an Exhibit to the Company’s Annual Report on Form 10-K for the year-ended December 31, 1990 and is incorporated herein by reference.